EXHIBIT 21.1

Subsidiaries of the Registrant

Polybia Studios Pty, Ltd (formerly Roadships Acquisitions Pty Ltd) is a corporation formed under the laws of Australia.  The Company owns 100% of the issued and outstanding common stock.

PhotoSweep, LLC is a limited liability company formed under the laws of the State of Arizona.  The Company owns 100% of the issued and outstanding common stock.

Klickzie, Inc. is a corporation formed under the laws of the state of Delaware.  The Company owns 100% of the issued and outstanding common stock.